EXHIBIT 99.2

II-VI Incorporated Acquires Kaiam’s 6-inch Wafer Fabrication Facility in the U.K.

  300,000 square foot facility with a 100,000 square foot clean room near Newcastle, U.K.
  GaAs, SiC and InP devices capabilities
  Purchase price of the acquisition was $80 million in cash

PITTSBURGH, Aug. 07, 2017 (GLOBE NEWSWIRE) -- II‐VI Incorporated (NASDAQ:IIVI), a leader in engineered materials and optoelectronic components, today announced its acquisition of Kaiam Laser Limited, a 6-inch wafer fabrication facility in Newton Aycliffe in the United Kingdom. The purchase price of the transaction was $80.0 million, and paid for from the Company’s cash reserves. The acquisition is expected to be breakeven at the EBITDA level within 12 months.

The 300,000 square foot facility hosts a state of the art 100,000 square foot clean room designed for high volume manufacturing of compound semiconductor devices based on GaAs, SiC and InP materials.

Dr. Chuck Mattera, President and Chief Executive Officer of II-VI said, “This facility hosts one of the best clean rooms in the entire compound semiconductor industry and augments our capabilities at a time when industry capacity is rapidly becoming fully subscribed. Given the demand we anticipate, this acquisition will allow us faster time to market than building a proprietary green field site and will enhance our leadership position in the supply chain. It adds to our in-house capacity for VCSELs, and is also as part of a broader strategic move to provide a versatile 6” wafer fab for GaAs, SiC and InP-based devices. This acquisition will significantly expand our capacity and is expected to enable us over time to penetrate high growth markets driven by, for example, 3D sensing, 5G wireless, the electrification of the car, and data center communications.”

Dr. Bardia Peseshki, the CEO of Kaiam, added “II-VI will be using this fab more effectively by leveraging its full capacity and multi-purpose use. I am looking forward to working with II-VI to establish a commercial relationship that includes having II-VI provide InP-based epitaxial wafers and wafer fabrication services for our products as we continue to expand our transceiver business in the rapidly growing 100G and impending 400G datacenter markets.”

As a part of its vertical integration strategy, II-VI is expanding its VCSEL product family and leveraging its broad engineered materials and optoelectronic device technology platforms and manufacturing capabilities around the globe to drive scale and innovation through the development of high performance compound semiconductor devices.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and opto-electronic components is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, with research and development, manufacturing, sales, service, and distribution facilities worldwide, the Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms including integrated with advanced software to enable our customers. For more information, visit us at www.ii-vi.com.

About Kaiam Corporation

Headquartered in Newark, California, with large-scale manufacturing in Livingston, Scotland, Kaiam is a private company commercializing photonic integrated circuits. Founded in 2009 by leading technologists from the optical networking industry, the team has a record of delivering breakthrough products that change the rules of the marketplace. Current products include 40Gb/s and 100Gb/s LightScale™ optical transceivers optimized for data centers and a range of planar lightwave circuits (PLCs). For more information, visit www.kaiam.com and follow on Twitter: @KAIAMcorp.

Forward-looking Statements

This press release contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it in this release have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016; (iii) the purchasing patterns of customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the Company's ability to assimilate recently acquired businesses, and risks, costs and uncertainties associated with such acquisitions; and/or (vii) the Company's ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

CONTACTS:

Mark Lourie
Dir. Corporate Communications
II-VI Incorporated
mark.lourie@ii-vi.com
www.ii-vi.com

Sherwin Cabatic,
VP of Sales and Marketing
Kaiam Corp.
s.cabatic@kaiam.com
www.kaiam.com